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                                                                                                         ---------------------------
 FORM 3                                                                                                        OMB Approval
                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ---------------------------
                                                          WASHINGTON, D.C. 20549                         OMB Number:  3235-0104
                                                                                                         Expires: September 30, 1998
                                          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES        Estimated average burden
                                                                                                         hours per response... 0.5
                                                                                                         ---------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
   Person*                             |     quiring Statement   |  LAS VEGAS DISCOUNT GOLF & TENNIS, INC. (LVDG)
 SUNBELT COMMUNICATIONS COMPANY        |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |      10/19/98           |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
 1500 Foremaster Lane                  |  3. I.R.S. or Identifi- | ___ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     cation Number of    | ___ Officer       __X__ Other    | 7. Individual or Joint/Group
               (Street)                |     Reporting Person,   |     (give title         (specify |    Filing (Check Applicable
                                       |     if an entity        |      below)              below)  |    Line)
                                       |     (voluntary)         | member and owner of 10% owner    |_X_ Form filed by One Reporting
 Las Vegas, Nevada 89109               |     88-0229427          | ASI Group, L.L.C.                |    Person
                                       |                         |                                  |___ Form filed by More than One
                                       |                         |                                  |    Reporting Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, no par value            | 2,303,290                       |         I            | pecuniary interest by reason
                                       |                                 |                      | of relationship
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
                                       |                                 |                      |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
Options to Purchase Common     |       |       | Common Stock            | 347,975| $1.8392   |     I       |pecuniary interest by
Stock                          |       |       |                         |        |           |             |reason of relationship
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
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Explanation of Responses:

                                                                         /s/ James Earl Rogers
                                                                         by Perry Craig Rogers,
                                                                         attorney-in-fact                            10/23/98
                                                                      ------------------------------------        -----------------
                                                                         **Signature of Reporting Person                 Date

                                                                       BY: JAMES EARL ROGERS, President
                                                                           by Perry Craig Rogers, attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays currently valid OMB Number.

                                                                                                                Page 2
                                                                                                       SEC 1473 (7-97)
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